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                                                                 EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of Ergo Science Corporation on Form S-8 (File No. 333-41791) of our report, dated February 28, 1998, except for Note 14, as to which the date is March 27, 1998, on our audits of the consolidated financial statements of Ergo Science Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and the period cumulative from inception (January 23, 1990) to December 31, 1997, which report is included in this Annual Report on Form 10-K.



                                         COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 30, 1997